Exhibit 4

ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31 2003	December 31 2002

ASSETS
Current
Cash and cash equivalents	$ 21,198	$ 169,307
Accounts receivable – trade	451,883	387,184
Inventory	106,183	107,710
Prepaid expenses	42,786	93,462
Current portion of notes receivable	68,334	64,444
	690,384	822,107

Note Receivable	108,195	118,147
Investment In And Advances To Joint Venture	91,568	93,811
Capital Assets, net	473,238	573,328

	$ 1,363,385	$ 1,607,393

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 403,384	$ 684,542
Due to related party	202,533	199,679
	605,917	884,221

SHAREHOLDERS’ EQUITY

Capital Stock
Authorized:
62,500,000 common shares with a par value of $0.001
Issued and outstanding common shares:
March 31, 2003, and December 31, 2002 – 28,726,449	28,726	28,726
Additional paid-in capital	26,741,337	26,741,337

Deferred Option Plan Compensation	(78,391)	(97,674)
Deficit	(25,930,744)	(25,934,715)
Accumulated Other Comprehensive Income (Loss)	(3,460)	(14,502)
	757,468	723,172

	$ 1,363,385	$ 1,607,393

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2003	2002

Revenues
Sales	$ 134,674	$ 80,654
Commissions	5,518	-
	140,192	80,654
Cost Of Revenues	59,299	33,077
Gross Profit	80,893	47,577

Expenses
Operating expenses (Note 4)	134,274	269,009
Depreciation and amortization of capital assets	45,820	58,824
Interest on deferred compensation on notes	-	78,951
Interest on promissory note	4,079	-
	184,173	406,784
Loss Before Other Items	(103,280)	(359,207)

Other Items
Share of income of joint venture	11,054	-
Interest income	-	3,446
	11,054	3,446

Loss From Continuing Operations	(92,226)	(355,761)
Gain On Disposition Of Subsidiaries	95,552	-
Income (Loss) From Discontinued Operations	645	(12,480)

Income (Loss) For The Period	$ 3,971	$ (368,241)

Basic And Diluted (Income) Loss Per Share
Income (Loss) from continuing operations	$ 0.01	$ (0.01)
Income (Loss) for the period	$ 0.01	$ (0.01)

Weighted Average Number Of Shares Outstanding	28,726,449	25,127,020

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2003	2002

Cash Flows From Operating Activities
Loss for the period from continuing operations	$ (92,226)	$ (355,761)
Non-cash items included in net loss:
Depreciation and amortization	45,820	58,824
Interest on deferred compensation on notes	-	78,951
Stock based compensation	19,283	52,551
Joint venture share of income	(11,054)	-
	(38,177)	(165,435)
Changes in operating working capital items:
(Increase) Decrease in accounts receivable	64,962	(159,574)
(Increase) Decrease in inventory	(22,555)	201,600
Increase in prepaid expenses	(12,733)	(11,813)
Increase in accounts payable and accrued liabilities	(25,696)	(185,251)
Net cash used in operating activities	3,978	(320,473)

Cash Flows From Investing Activities
Purchase of capital assets, net	(4,108)	-
Proceeds on disposition of subsidiaries, net of cash divested	(139,658)	-
Investment in joint venture	13,297	-
Note receivable	6,062	-
Net cash from (used in) investing activities	(124,407)	-

Cash Flows From Financing Activities
Advances from related party, net	2,854	-
Net cash from (used in) financing activities	2,854	-

Change In Cash And Cash Equivalents For The Period	(154,752)	(320,473)
Net Cash Used In Discontinued Operations	(3,399)	142,127
Cash And Cash Equivalents, Beginning Of Period	169,307	673,829
Effect Of Exchange Rates On Cash	11,042	31,378

Cash And Cash Equivalents, End Of Period	$ 21,198	$ 526,861

ABLEAUCTIONS.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003

(Unaudited)

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company's business activity is as a high-tech business-to-business and consumer auctioneer that conducts its auctions live and simultaneously broadcasts over the Internet.  The Company liquidates a broad range of computers, electronics, office equipment, furniture and industrial equipment that it acquires through bankruptcies, insolvencies and defaults.

The Company's operating subsidiaries at March 31, 2003 were:

Able Auctions (1991) Ltd., operating a Canadian-based auction business.

Icollector.Com Technology Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

The unaudited consolidated financial statements of the Company at March 31, 2003 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission  (“SEC”).  Accounting policies used in fiscal 2003 are consistent with those used in fiscal 2002.  The results of operations for the three month period ended March 31, 2003 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2003.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2002 and the notes thereto included in the Company’s Form 10KSB filed with the SEC on March 27, 2003.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.

LIQUIDITY AND FUTURE OPERATIONS

The company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the company has incurred significant losses since its inception.  In order to continue as a going concern, the company must generate profits and/or obtain additional financing.  It is management’s plan to seek additional capital through equity financing.

3.

DISPOSAL OF SUBSIDIARY

Effective January 1, 2003 the Company sold its 100% interest in Ehli’s Commercial/Industrial Auctions, Inc. (“Ehli’s”), for cash consideration of $154,000.  At March 31, 2003, this amount is included in accounts receivable.  Cash of $154,000 was received in April 2003.

The carrying value of assets and liabilities of Ehli’s at the date of sale was as follows:

Cash	$ 139,658
Other assets	170,208
Liabilities	(412,899)

$ (103,033)

The revenue and expenses of Ehli’s for the three month period ended March 31, 2002 have been presented as discontinued operations.

4.

OPERATING EXPENSES

	THREE MONTHS ENDED MARCH 31
	2003	2002

Operating Expenses
Accounting and legal	$ 25,745	$ 14,707
Advertising and promotion	10,915	17,194
Automobile	799	1,824
Commission	1,778	-
Consulting	1,500	-
Insurance	10,913	13,281
Investor relations and shareholder information	3,952	500
Management fees	30,385	50,840
Office and administration	7,935	42,286
Rent and utilities	12,817	-
Repairs and maintenance	603	-
Salaries and benefits	22,853	87,288
Telephone	2,281	2,868
Travel	1,798	-
Website maintenance	-	38,221

Total Operating Expenses	$ 134,274	$ 269,009